                                                                      EXHIBIT 21

                        SUBSIDIARIES OF OLIN CORPORATION
                           (as of December 31, 1993)

                                      JURISDICTION    PERCENTAGE OF DIRECT/
                                         WHERE        INDIRECT OWNERSHIP BY
SUBSIDIARY                             ORGANIZED    OLIN OF VOTING SECURITIES
- ----------                           -------------- -------------------------
Advanced Products, Inc./1/           California               100%
A. J. Oster Caribe, Inc.             Delaware                 100%
A.J. Oster Company                   Rhode Island             100%
A. J. Oster Foils, Inc.              Delaware                 100%
A. J. Oster West, Inc.               Rhode Island             100%
Bridgeport Brass Corporation/2/      Indiana                  100%
Bryan Metals, Inc./3/                Ohio                     100%
General Defense Corporation/4/       Pennsylvania             100%
Hi-Pure Chemicals, Inc.              Pennsylvania             100%
Hydrochim, S.A.                      France                   100%
Image Technology Corporation/5/      Arizona                  100%
N.V. Olin Hunt Specialty Products    Belgium                  100%
N.V. Olin Hunt Trading               Belgium                  100%
Olin Australia Limited               Australia                100%
Olin Brasil Ltda.                    Brazil                   100%
Olin Canada Inc.                     Canada                   100%
Olin Chemicals B.V.                  Netherlands              100%
Olin Corporation N.Z. Limited        New Zealand              100%
Olin Export Trading Corporation      Virgin Islands           100%
Olin Engineered Systems, Inc.        Delaware                 100%
Olin Fabricated Metal Products,
Inc./6/                              Delaware                 100%
Olin Financial Services Inc.         Delaware                 100%
Olin GmbH                            Germany                  100%
Olin Hunt Specialty Products, Inc.   Delaware                 100%
Olin Hunt Specialty Products S.r.l.  Italy                    100%
Olin Hunt Sub. I Corp.               Delaware                 100%
Olin Industrial (Hong Kong) Limited  Hong Kong                100%
Olin Japan, Inc.                     Japan                    100%
Olin Pte. Ltd.                       Singapore                100%
Olin S.A.                            France                   100%
Olin Specialty Metals Corporation    Rhode Island             100%
Olin (U.K.) Limited                  United Kingdom           100%
Pacific Electro Dynamics, Inc.       Washington               100%
Physics International Company        California               100%
Rocket Research Company              Washington               100%
Superior Pool Products, Inc.         Delaware                 100%

  There are omitted from the foregoing list the names of certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.
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1. d/b/a "Olin Hunt Conductive Materials" in States of California, Indiana and
   New Jersey.
2. d/b/a "Olin Brass, Indianapolis" and "Olin Brass, Indianapolis Facility" in States of California, Illinois, Indiana, New Jersey, North Carolina, Ohio, Pennsylvania, Rhode Island and Texas.
3. d/b/a "Bryan Metals of Ohio" in New Jersey.
4. d/b/a "Olin Ordnance" in States of Florida and Pennsylvania.
5. Corporation in process of being dissolved.
6. d/b/a "FMP Metal Products, Inc." in State of Illinois.